Exhibit 23.2

Consent of Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft

     We hereby consent to the inclusion in Landwirtschaftliche Rentenbank’s Annual Report on Form 18-K for the fiscal year ended December 31, 2003, as amended, filed with the Securities and Exchange Commission of the United States of America, of the translation of our original German auditor's report dated March 9, 2004 in the form issued for the original German financial statements of Landwirtschaftliche Rentenbank for the year ended December 31, 2003 and to the incorporation by reference of such information in the Prospectus constituting a part of this Registration Statement under Schedule B. We note that our original German auditor's report was given only with respect to the original and complete German financial statements and not to the English translation of the financial statements.

     We also consent in this regard to the reference to Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft under the heading “Financial Statements” in Landwirtschaftliche Rentenbank’s Annual Report on Form 18-K for the fiscal year ended December 31, 2003, as amended, filed with the Securities and Exchange Commission of the United States of America, and in the Prospectus constituting a part of this Registration Statement under Schedule B, into which such Annual Report is incorporated by reference.

Düsseldorf, December 17, 2004

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

By:	/s/ Dr. Göttgens

Dr. Göttgens

By:	/s/ Dr. Braun

Dr. Braun